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                                                                       EX-99.BJ

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 30, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of Vanguard Selected Value Fund, which are also incor-porated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

January 26, 1999